DOLLINGER PROPERTIES

May 9, 2020

Enphase Energy, Inc.
47281 Bayside Parkway
Fremont, CA 94538

Dear Sir or Madam:

This letter of amendment ("***Letter Agreement***") when executed shall serve as an agreement modifying that certain Lease dated April 12, 2018, and modified by the Letter of Agreement dated March 17, 2020 by and between Dollinger Bayside Associates, a California limited partnership (the "***Landlord***") and Enphase Energy, Inc., (the "***Tenant***"), relating to the Premises at 47281-47341 Bayside Parkway, Fremont, CA (the "Lease"). Capitalized terms not otherwise defined herein shall have the meaning ascribed to them in the Lease.

**IT IS AGREED THAT:**

1. Tenant shall take possession of the Expansion Premises early on ~~July 16, 2020~~ July 25, 2020.
2. In exchange for Landlord terminating the existing tenant lease early with UIC, Paragraph #13 of the Letter Agreement shall be deleted. Tenant shall now take the Expansion Premises "AS-IS". Tenant's tenant improvements to be paid performed and paid for solely by Tenant as shown on Exhibit "B" are approved by Landlord. However Landlord, at Landlord's sole cost, shall upgrade the ADA ramp to current code in front of the main entrance to the Expansion Premises and provide a concrete pathway to the exterior patio from the two rear side doors only all shown on Exhibit "A".
3. This amendment is subject to existing Tenant UIC agreeing to terminate their lease early.
4. All other terms and conditions of said Lease, shall remain unchanged and in full force and effect.

Sincerely,

Dollinger Bayside, LLC
By Dollinger Bayside Associates, LP
Its Sole Member
By DP Ventures, LP
Its General Partner
By David Dollinger Living Trust
Its Managing Member

By: ______________
David Dollinger, Trustee

Acknowledged and Agreed To:
Enphase Energy, Inc.

By: Karminder Raj Singh